Exhibit 2.1

AGREEMENT FOR PURCHASE AND SALE OF ASSETS

THIS AGREEMENT IS MADE this 24TH day of August, 2005, by and between SUNCOAST NUTRICEUTICALS, INC., a Delaware corporation with its principal office at 17140 Collins Avenue, Suite 103, Sunny Isles Beach, FL 33160 (hereinafter referred to as "Purchaser"), and INTELLIGENT SECURITY NETWORKS, INC., a Delaware corporation with its principal office at 5447 NW 42nd Avenue, Boca Raton, FL 33496 (hereinafter referred to as "Seller"); and

WITNESSETH:

WHEREAS, the parties desire that Purchaser shall acquire certain Assets of the Seller more particularly described and set forth in Exhibit "A" annexed hereto (hereinafter referred to collectively as the "Assets"; and

WHEREAS, it is intended that this transaction shall comprise the acquisition by Purchaser of substantially all of the property, assets, goodwill and business as a going concern of Seller as hereinafter provided, in exchange for a part of Purchaser's voting stock and assumption by Purchaser of certain debt of the Seller;

NOW, THEREFORE, in order to consumate the transaction herein set forth and in consideration of the mutual benefits to be derived therefrom and of the mutual agreements hereinafter contained, the parties hereto do represent, warrant, covenant and agree as follows:

1.         PURCHASE OF ASSETS.  The Seller agrees to sell and the Purchaser agrees to purchase from Seller all right, title and interest in and to certain assets of the Seller related to Seller's business activities and operations, including 100% of the issued and outstanding capital stock of Caribbean Pacific Natural Products, Inc.  (“CPNP”), trademarks, proprietary product formulations, all of which Assets are more particularly described and set forth in Exhibit "A" annexed hereto.

2.         PURCHASE PRICE AND TERMS.  The Purchase Price for the Assets shall be $260,000 payable to the Seller as follows:

(i)	$3,500 through the issuance to Seller of 3,500,000 Shares of fully-paid and non-assessable Common Stock of the Purchaser;
(ii)	$6,500 in assumed liabilities at the time of Closing; and
(iii)
$250,000.00 at the closing by the execution and delivery of a Promissory Note by Purchaser to Seller in said amount, less an amount equal to any accounts payable of the Seller which are specifically assumed by the Purchaser or which are assumed by Purchaser by reason of its acquisition of 100% of the Common Stock of CPNP, substantially in the form of Exhibit “B” hereto (the "Promissory Note"), secured by a Security Agreement substantially in the form of Exhibit “C” hereto and UCC Financing Statements creating a security interest in the assets of the Corporation (the "Security Agreement").

3.         DELIVERY OF THE ASSETS AT CLOSING.  At the time of the closing of this transaction, the Seller shall deliver physical possession or a bill of sale of the Assets to Purchaser at Seller's principal office as set forth hereinabove.

4.         REPRESENTATIONS OF SELLER.  The Seller represents and warrants to the Purchaser as follows:

4.1.       That it is the owner of the Assets and holds the Assets free and clear of all liens and encumbrances, and that title to the Assets has not been assigned, pledged, or otherwise hypothecated;

4.2.       The Seller is not a party to any pending or threatened litigation which might adversely affect the marketability or title of the Assets;

4.3.       No representation by the Seller made in this Agreement and no statement made in any certificate furnished in connection with this transaction contains or will contain any knowingly untrue statement of a material fact or omits or will omit to state any material fact necessary to make such statement, representation or warranty not misleading to a prospective purchaser of the Assets purchased herein;

5.	UNDERTAKINGS BY SELLER.

5.1.       Seller shall not cause, suffer or permit the Assets, subsequent to the date hereof and prior to the delivery of the Assets as contemplated hereunder, to become subject to any further mortgage, pledge, lien or encumbrance;

5.2.       Seller shall indemnify and hold harmless the Purchaser, at all times after the date of this Agreement, against and in respect of any and all claims which may be made against the Assets arising out of transactions entered into, or any state of facts existing, on or prior to the Closing;

5.3.       Seller agrees that it will, upon the effectiveness of a Registration Statement filed by Purchaser pursuant to the Securities Act of 1933, as amended, distribute to Seller’s shareholders of record as of a record date to be mutually agreed upon by the parties hereto, on a pro-rata basis, the 2,500,000 Shares of Common Stock of Purchaser received by Seller pursuant to Paragraph 2 above.

6.         REPRESENTATIONS OF PURCHASER.  Purchaser represents and warrants to the Seller as follows:

6.1.       That Purchaser has been duly organized pursuant to the laws of the State of Delaware and that its Certificate of Incorporation has not been revoked or canceled nor has the Corporation been dissolved;

6.2.       That there are no lawsuits pending against Purchaser or its Officers or Directors, nor are there any such lawsuits threatened or anticipated, nor are there any judgments, warrants, or levies outstanding against Purchaser, or its property, nor are there any tax examinations or proceedings pending relating to taxes or other assessments against Purchaser, nor has Purchaser at any time taken any insolvency or bankruptcy actions;

6.3.       Purchaser is duly qualified and entitled to own or lease its respective properties and to carry on its business all as and in the places where such properties are now owned or such businesses are conducted;

6.4.       Purchaser is not party to any pending or threatened litigation which might adversely affect the financial condition, business operations, or properties of Purchaser, nor to the knowledge of Purchaser is there any threatened or pending governmental or regulatory investigation, inquiry, or proceeding involving Purchaser;

6.5.       No representation by Purchaser or by its Officers made in this Agreement and no statement made in any certificate furnished in connection with this transaction contains or will contain any knowingly untrue statement of a material fact or omits or will omit to state any material fact necessary to make such statement, representation or warranty not misleading to a prospective purchaser of the stock of Purchaser who is seeking full information as to Purchaser and its business affairs.

6.6.       Purchaser at the time of the Closing will have an authorized capitalization consisting of 25,000,000 shares of Common Stock ($.001 par value), and 1,000,000 shares of unclassified Preferred Stock ($.01 par value) of which not more than 5,000,000 shares of Common and no shares of Preferred will be duly issued and outstanding at the time of Closing; it does not have authorized, issued, or outstanding any other shares of stock of any class or any subscription or other rights to the issuance or receipt of shares of its capital stock; and all voting rights are vested exclusively in such capital stock.

6.7.       Purchaser agrees that it will, at its sole cost and expense, register for public sale the Common Stock issued to Purchaser by Seller in an appropriate Registration Statement filed pursuant the Securities Act of 1933, as amended, in order to facilitate the distribution of said Shares to the Shareholders of Seller as set forth in Paragraph 5.3 above.

7.         CONDITIONS PRECEDENT TO CLOSING.  All obligations of Seller and Purchaser under this Agreement are subject to the fulfillment, on or prior to the Closing, of each of the following conditions:

7.1.       That the representations of the Seller and the Purchaser shall be true at and as of the Closing date as though such representations were made at and as of such time;

7.2.       That no claim or liability shall have been asserted against any of the Assets, nor have they suffered any loss on account of fire, flood, accident or other calamity of such a character as to materially adversely affect their condition, regardless of whether or not such loss shall have been insured, and that the Assets shall be freely transferrable to the Purchaser on the Closing date.

8.         APPROVALS AND RATIFICATIONS.  All transactions contemplated by this Agreement shall be subject to the approval and ratification of the Boards of Directors and Shareholders of the Seller and of the Purchaser, and which approvals and ratifications shall be obtained not less than forty-eight hours prior to the Closing.

9.         CLOSING DATE.  The closing under this Agreement shall take place at the offices of the Purchaser on or before September 30, 2005.

10.       NOTICES.  All notices under this Agreement shall be in writing and addressed to the parties at the addresses hereinabove set forth, and shall be mailed by certified mail, return receipt requested.

11.       SUCCESSORS AND ASSIGNS.  This Agreement shall bind and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns, provided, however, that this Agreement cannot be assigned by any party except by or with the written consent of all parties hereto.  Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm or corporation other than the parties hereto and their respective legal representatives, successors and assigns any rights or benefits under or by reason of this Agreement.

12.       LAW GOVERNING.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

13.       COUNTERPARTS.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have respectively executed this Agreement as of the day and year first written above.

PURCHASER:	SUNCOAST NUTRICEUTICALS, INC.

By: LINDA J. LUPO-WALDEN, PRES.

SELLER:	INTELLIGENT SECURITY NETWORKS, INC.

By: /s/ THOMAS HAGAN, SEC.

Exhibit “A”

ASSETS ACQUIRED:

All Products, Technology, Trademarks, and Tradenames, defined as follows:

“Products” means all currently-developed Caribbean Pacific and Suncoast Naturals products, any future modifications or improvements thereto, and any future brand or product extensions.

“Technology” means all Caribbean Pacific and Suncoast Naturals formulations, manufacturing information, processes, trade secrets, and all technical or proprietary information related to the Products.

“Trademarks” means the marks “Caribbean Pacific”, “Suncoast Naturals”, “Surf ‘n Sol”, “Ski ‘n Sol”, “Sportsol”, “Golf ‘n Sol”, “Solcreme”, “Virgin Sol”, “Sabate”, and “Coral Sol”, and any label designs or logos related to such names.

“Tradename” includes any unregistered name, mark, design or logo related to any of the Products, including but not limited to “Karibbean Kidz”, “Emerald Rose”, “Diamond Rose”, “Black Pearl”, and “Aloe Rose”.

Exhibit “B”

NEITHER THIS NOTE, NOR ANY SECURITIES ISSUABLE UPON THE ONVERSION HEREOF, HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS  AMENDED (THE "SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, PLEDGED, ASSIGNED, OR OTHERWISE DISPOSED OF UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (2) THE COMPANY RECEIVES AN OPINION OF COUNSEL TO THE HOLDER OF THIS NOTE OR SUCH SECURITIES, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT THIS NOTE OR SUCH SECURITIES, RESPECTIVELY, MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED, OR DISPOSED OF IN THE MANNER CONTEMPLATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS.

SECURED 15% PROMISSORY NOTE

PRINCIPAL AMOUNT: $250,000.00

Date of Issuance:September 30, 2005	New York, New York

Maturity Date: December 31, 2007

FOR VALUE RECEIVED, SUNCOAST NUTRICEUTICALS, INC, a Delaware corporation (the “Company”), hereby promises to pay to INTELLIGENT SECURITY NETWORKS, INC., or its registered assigns (the “Holder”), the principal amount of TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000.00) on the Maturity Date (as hereinafter defined), and to pay simple interest on the unpaid principal balance hereof at the rate (calculated on the basis of a 360-day year consisting of twelve 30-day months) of 15% per annum from the date hereof until the Maturity Date, in each case subject to Section 6 hereof.  Accrued and unpaid interest on the unpaid principal balance hereof shall be payable on the Maturity Date, subject to Section 6 hereof. In no event shall any interest to be paid hereunder exceed the maximum rate permitted by law. In any such event, this Note shall automatically be deemed amended to permit interest charges at an amount equal to, but no greater than, the maximum rate permitted by law.

1. Payments.

a) Subject to Section 6 hereof, principal of, and any accrued and unpaid interest on, this Note shall be due and payable in full on the Maturity Date. The “Maturity Date” shall be December 31, 2007.

a) Interest on this Note shall accrue from the date of issuance hereof to, but excluding, the Maturity Date, and shall be payable on the Maturity Date.

b) If the Maturity Date or any other date hereunder would fall on a day that is not a Business Day (as defined below), the payment due on each such date will be made on the next succeeding Business Day with the same force and effect as if made on the Maturity Date or such other date, as the case may be. “Business Day” means any day which is not a Saturday or Sunday and is not a day on which banking institutions are generally authorized or obligated to close in the City of New York, New York.

c) The Company may, at its option, prepay all or any part of the principal of this Note, without payment of any premium or penalty, at any time after six (6) months from the date of issuance hereof. All payments on this Note shall be applied first to accrued interest hereon and the balance to the payment of principal hereof. In all events the Company must give thirty (30) days prior written notice of its intention so to repay this Note and permit the Holder during such period to convert this Note, prior to any such prepayment, pursuant to Section 6 hereof, if the Holder elects to do so.

d) Payments of principal of, and interest on, this Note shall be made by check sent to the Holder’s address set forth above or to such other address as the Holder may designate for such purpose from time to time by written notice to the Company, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

e) The obligation to make the payments provided for in this Note are absolute and unconditional and not subject to any defense, set-off, counterclaim, rescission, recoupment, or adjustment whatsoever. The Company hereby expressly waives demand and presentment for payment, notice of non-payment, notice of dishonor, protest, notice of protest, bringing of suit, and diligence in taking any action to collect any amount called for hereunder, and shall be directly and primarily liable for the payment of all sums owing and to be owing hereon, regardless of, and without any notice, diligence, act, or omission with respect to, the collection of any amount called for hereunder.

2. Covenants: Representations and Warranties.

2.1 The Company covenants and agrees with the Holder that, so long as any amount remains unpaid on the Note, the Company shall deliver to Holder and otherwise comply with the following:

(a) promptly after the Company shall obtain knowledge of such, written notice of all legal or arbitral proceedings, and of all proceedings by or before any governmental or regulatory authority or agency, and each material development in respect of such legal or other proceedings, affecting the Company and its affiliates, except proceedings which, if adversely determined, would not have a material adverse effect on the Company or any of its affiliates; (b) promptly after the Company shall obtain knowledge of the occurrence of any Event of Default (as hereinafter defined) or any event which with notice or lapse of time or both would become an Event of Default (an Event of Default or such other event being a “Default’), a notice specifying that such notice is a ‘Notice of Default” and describing such Default in  reasonable detail, and, in such Notice of Default or as soon thereafter as practicable, a description of the action the Company has taken or proposes to take with respect thereto; c) in no event shall the Company incur any additional indebtedness of any kind, other than trade debt incurred in the ordinary course of business, unless the Company shall have notified the Holder in writing (the “Financing Notice”) of its intention to seek such additional indebtedness and that all amounts due under this Note will be paid from the proceeds of such financing, within ten (10) business days after the completion of such financing.

2.2. The Company represents and warrants as follows: (i) the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (ii) the execution, delivery and performance by the Company of this Note are within the Company’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene with (A) the Company’s articles of incorporation or by-laws or (B) (x) any law or (y) any agreement or document binding on or affecting the Company, (iii) no authorization or approval or other action by, and no notice to or filing with, any governmental authority, regulatory body or third person is required for the due execution, delivery and performance by the Company of this Note; (iv) this Note constitutes the legal, valid and biding obligation of the Company, enforceable against the Company in accordance with its terms except as enforcement hereof may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally and subject to the applicability of general principles of equity; (v) the Company has all requisite corporate power and authority to own and operate its property and assets and to conduct its business as now conducted and proposed to be conducted and to  consummate the transactions contemplated hereby; (vi) the Company is duly qualified to conduct its business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it, or in which the transaction of its business makes such qualification necessary except where such failure to qualify would not have a material adverse effect on the business, properties, assets, operations, condition, financial or otherwise, performance or prospects of the Company (a “Material Adverse Effect”); (vi) there is no pending or, to the Company’s knowledge, threatened action or proceeding affecting the Company before any governmental agency, court or arbitrator which challenges or relates to this Note or which may otherwise have a Material Adverse Effect; (viii) after giving effect to the transactions contemplated by this Note, the Company is solvent; (ix) the most recent financial statements of the Company dated September 30, 2005 fairly presents the financial condition of the Company and the results of operations of the Company for the period ended on the date thereof and since the date thereof there has been no event which either individually or in the aggregate with other events since such date has resulted in a Material Adverse Effect; (x) there are no securities, instruments or agreements containing anti-dilution or similar provisions that will be triggered by the issuance of this Note; (xi) the Company is not in violation or default of any provision of (A) its articles of incorporation or by-laws, each as currently in effect, or (B) any instrument, judgment, order, writ, decree or contract, statute, rule or regulation to which the Company is subject, which violation, singularly or in the aggregate, could have a Material Adverse Effect; (xii) this Note is validly issued, free of any taxes, liens, and encumbrances related to the issuance hereof and is not subject to preemptive right or other similar right of stockholders of the Company and, assuming the Holder is an accredited investor under applicable law and is acquiring this Note for its own account, for investment purposes and not with a view to any distribution hereof, the offer, issue and sale of this Note is not subject to the registration requirement of any applicable securities laws.; and (xiii) that the Company will remain in full compliance with the requirements of Schedule A hereof.

3. Events of Default.

The occurrence of any of the following events shall constitute an event of default (an “Event of Default”): a) A default in the payment of the principal amount of the Notes, when and as the same shall become due and payable. b) A default in the payment of any interest on the Notes, when and as the same shall become due and payable. c) A default in the performance, or a breach, of any of the covenants of the Company contained in the Note. d) Any representation, warranty, or certification made by the Company pursuant to the Notes shall prove to have been false or misleading as of the date made in any material respect. e) A final judgment or judgments for the payment of money in excess of $250,000 in the aggregate shall be rendered by one or more courts, administrative or arbitral tribunals, or other bodies having jurisdiction over the Company and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 60 days from the date of entry thereof and the Company shall not, within such 60-day period, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal. f) The entry of a decree or order by a court having jurisdiction adjudging the Company a bankrupt or insolvent, or approving a petition seeking reorganization, arrangement, adjustment, or composition of, or in respect of, the Company, under federal bankruptcy law, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency, or other similar law, and the continuance of any such decree or order unstayed and in effect for a period of 60 days; or the commencement by the Company of a voluntary case under federal bankruptcy law, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency, or other similar law, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under federal bankruptcy law or any other applicable federal or state law, or the consent by it to the filing of such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, or similar official as to the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of action by the Company in furtherance of any such action.

4. Remedies Upon Default.

4.1(a) Upon the occurrence of an Event of Default referred to in Section 3(f), the principal amount then outstanding of, and the accrued and unpaid interest on, this Note shall automatically become immediately due and payable without presentment, demand, protest, or other formalities of any kind, all of which are hereby expressly waived by the Company. Upon the occurrence of an Event of Default referred to in Section 3(a) or (b), the Holder, by notice in writing given to the Company, may declare the entire principal amount then outstanding of, and the accrued and unpaid interest on, the Notes to be due and payable immediately, and upon any such declaration the same shall become and be due and payable immediately, without presentation, demand, protest, or other formalities of any kind, all of which are expressly waived by the Company. Upon the occurrence of an Event of Default other than those referred to in Sections 3(a), (b), or (f), the Holder may declare the principal amount then outstanding of, and the accrued and unpaid interest on, the Notes to be due and payable immediately, and upon such declaration the same shall become due and payable immediately, without presentation, demand, protest, or other formalities of any kind, all of which are expressly waived by the Company.  (b) The Holder may institute such actions or proceedings in law or equity as they shall deem expedient for the protection of their rights and may prosecute and enforce their claims against all assets of the Company, and, in connection with any such action or proceeding, the holders of the Notes shall be entitled to receive in the aggregate from the Company payment of the outstanding principal amount of the Notes plus accrued and unpaid interest to the date of payment plus reasonable expenses of collection, including, without limitation, attorneys’ fees and expenses.

5. Transfer.

a. Any Notes issued upon the transfer of this Note shall be numbered and shall be registered in a note register (the “Note Register”) as they are issued. The Company shall be entitled to treat the registered holder of any Note on the Note Register as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such Note on the part of any other person, and shall not be liable for any registration or transfer of Notes which are registered or to be registered in the name of a fiduciary or the nominee of a fiduciary unless made with the actual knowledge that a fiduciary or nominee is committing a breach of trust in requesting such registration or transfer, or with the knowledge of such facts that its participation therein amounts to bad faith. This Note shall be transferable only on the books of the Company upon delivery thereof duly endorsed by the Holder or by its duly authorized attorney or representative, or accompanied by proper evidence of succession, assignment, or authority to transfer. In all cases of transfer by an attorney, executor, administrator, guardian, or other legal representative, duly authenticated evidence of its or its authority shall be produced. Upon any registration of transfer, the Company shall deliver a new Note or Notes to the person entitled thereto. This Note may be exchanged, at the option of the Holder thereof, for another Note, or other Notes of different denominations, of like tenor and representing in the aggregate a like principal amount, upon surrender to the Company or its duly authorized agent. Notwithstanding the foregoing, the Company shall have no obligation to cause any Note to be transferred on its books to any person if, in the opinion of counsel to the Company, such transfer does not comply with the provisions of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations thereunder. b. The Holder acknowledges that it has been advised by the Company that neither this Note, nor any securities issuable pursuant to Section 6 hereof, has been registered under the Securities Act, that this Note is being, and any such securities will be, issued on the basis of, among other things, the statutory exemption provided by Section 4(2) of the Securities Act or Regulation D promulgated thereunder, or both, relating to transactions by an issuer not involving any public offering, and that the Company’s reliance thereon is based in part upon the representations made by the original Holder to the Company. The Holder acknowledges that it has been informed by the Company of, or is otherwise familiar with, the nature of the limitations imposed by the Securities Act and the rules and regulations thereunder on the transfer of securities. In particular, the Holder agrees that no sale, assignment, or transfer of this Note or such securities shall be valid or effective, and the Company shall not be required to give any effect to any such sale, assignment, or transfer, unless (i) such sale, assignment, or transfer is registered under the Securities Act, it being understood that the Company has no obligation or intention to so register the Notes or such securities except as otherwise set forth herein or in other agreements, including the RRL, executed and delivered by the Company simultaneously herewith, or (ii) this Note or such securities are sold, assigned, or transferred in  accordance with all the requirements and limitations of Rule 144 under the Securities Act, it being understood that Rule 144 is not available at the time of the original issuance of this Note for the sale of this Note and that there can be no assurance that Rule 144 sales will be available at any subsequent time, or (iii) such sale, assignment, or transfer is otherwise exempt from registration under the Securities Act.

6. Miscellaneous.

a) Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, or by Federal Express, Express Mail or similar overnight delivery or courier service (in each case, postage prepaid) or delivered (in person or by telecopy, telex, or similar telecommunications equipment) against receipt to the party to whom it is to be given, (i) if to the Company, at its address of record, (ii) if to the Holder, at its address set forth on the first page hereof, (iv) in either case, to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 7(a). Notice to the estate of any party shall be sufficient if addressed to the party as provided in this Section 7(a). Any notice or other communication given by certified mail shall be deemed given at the time of certification thereof, except for a notice changing a party’s address which shall be deemed given at the time of receipt thereof. Any notice given by other means permitted by this Section 7(a) shall be deemed given at the time of receipt thereof.

b) Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction, or mutilation of this Note (and upon surrender of this Note if mutilated), the Company shall execute and deliver to the Holder a new Note of like date, tenor, and denomination.

c) No course of dealing and no delay or omission on the part of the Holder in exercising any right or remedy shall operate as a waiver thereof or otherwise prejudice the Holder’s rights, powers, or remedies. No right, power, or remedy conferred by this Note upon the Holder, or by  the Notes on the holders of the Notes, shall be exclusive of any other right, power, or remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise, and all such remedies may be exercised singly or concurrently.

d) This Note may be amended only by a written instrument executed by the Company and the Holder hereof. Any amendment shall be endorsed upon this Note, and all future Holders shall be bound thereby.

e) This Note has been negotiated and consummated in the State of New York and shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to principles governing conflicts of law. The Company irrevocably (A) consents that any legal action or proceeding against it relating to this Note may be commenced exclusively in the Supreme Court of the State of New York, County of New York, or the United States District Court for the Southern District of New York, (B) submits to the jurisdiction of any such Court in any such action or proceeding and (C) waives any claim or defense in any such action or proceeding based on any alleged lack of jurisdiction, improper venue or forum non conveniens. Service of process may be effected by notice sent pursuant to Section 7(a) hereof. The Company waives trial by jury in any proceeding relating to this Note.

f) The payment of principal of, and accrued and unpaid interest on,  the Notes is secured by a security interest covering all of the assets of the Company pursuant to a Security Agreement, dated as of September 30, 2005(the “Security Agreement”), between the Company and Holders of this Note.

IN WITNESS WHEREOF, the Company has caused this Note to be executed and dated the day and year first above written.

SUNCOAST NUTRICEUTICALS, INC.

__________________________________
By:  SHANNON P. REILLY, SEC.

Exhibit “C”

SECURITY AGREEMENT

SECURITY AGREEMENT made as of the 30th day of September, 2005 between Suncoast Nutriceuticals, Inc., a Delaware corporation, whose principal place of business is located at ___________ (“Debtor”), and Intelligent Security Networks, Inc., a Delaware Corporation having an address at __________ (“Secured Party”).

In consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are herby acknowledged, Debtor and Secured Party, intending to be bound legally, agree as follows:

1.	Security Interest.

(a)
To secure prompt and complete payment and performance of the Obligations (as defined below), Debtor hereby pledges, assigns, transfers and grants to the Secured Party a continuing security interest in all properties, assets and rights of the  Debtor now owned or at any time hereafter acquired by the Debtor or in which the Debtor now has or at any time hereafter acquired by the Debtor or in which the Debtor now has or at any time in the future may acquire any right, title or interest, wherever located or situated (hereinafter, collectively called the “Collateral”).  Without limitation of the foregoing, the Collateral includes the following:

i)	all Accounts receivable;
ii)	all As-Extracted Collateral:
iii)	all Chattel Paper;
iv)	all Commercial Tort Claims;
v)	all Consignments;
vi)	all Contracts;
vii)	all Copyrights;
viii)	all Copyright Licenses;
ix)	all Deposit Accounts;
x)	all Documents;
xi)	all Encumbrance(s);
xii)	all Equipment;
xiii)	all Fixtures;
xiv)	all Goods;
xv)	all General Intangibles;
xvi)	all Health Care Insurance Receivables;
xvii)	all Instruments;
xviii)	all Inventory;
xix)	all Investment Property;
xx)	all Letter-of-Credit Rights;
xxi)	all Letters of Credit
xxii)	all Patents;

xxiii)	all Patent Licenses;
xxiv)	all Payment Intangibles;
xxv)	all Promissory Note(s);
xxvi)	all Software;
xxvii)	all Supporting Obligations;
xxviii)	all Tangible Chattel Paper;
xxix)	all Trademarks;
xxx)	all Trademark Licenses;
xxxi)	all Vehicles; and
xxxii)
to the extent not otherwise included, all Proceeds (including condemnation proceeds), all Accessions and additions thereto and all substitutions and replacements therefore and products of any and all of the foregoing.

(b)
Debtor expressly acknowledges that the security interest granted hereunder shall remain as security for payment and performance of the Obligations, whether now existing or which may hereafter be incurred by future advances or otherwise.  The notice of the continuing grant of this security interest therefore shall not be required to be stated on the face of any document representing any such Obligations, nor otherwise identify it as being secured hereby.

2.
Cross-Collateralization.  All Collateral which Secured Party may at any time acquire from Debtor or from any other source in connection with any of the Obligations shall constitute collateral for each and every Obligation, without apportionment or designation as to particular Obligations, and all Obligations, however and whenever incurred, shall be secured by all Collateral, however and whenever acquired, and Secured party shall have the right, in its sole discretion, to determine the order in which Secured Party’s rights in, or remedies against, any Collateral are to be exercised, and which type or which portions of Collateral are to be proceeded against and the order of application of Proceeds of Collateral as against particular Obligations.

3.	Definitions. The following terms shall have the following meanings:

(a)	“Accessions” means all Accessions as that term is defined in Article 9 of the UCC;
(b)	“Accounts” means all Accounts as that term is defined in Article 9 of the UCC;
(c)	“As-Extracted Collateral” means all As-Extracted Collateral as that term is defined Article 9 of the UCC;
(d)	“Chattel Paper” means all Chattel Paper as that term is defined in Article 9 of the UCC;
(e)	“Collateral” shall have the meaning assigned to it in Section 1 of this Agreement;

(f)
“Commercial Tort Claims” means all Commercial Tort Claims as that term is defined in Article 9 of the UCC, including without limitation, those more specifically described on Schedule 3(g) attached hereto and made a part hereof;

(g)	“Consignments” means all Consignments as that term is defined in Article 9 of the UCC;
(h)
“Contracts” means all contracts, undertakings, franchise agreements or other agreements (other than rights evidenced by Chattel Paper, Documents or Instruments, as those terms are defined above and below) in or under which the Debtor may now or hereafter have any right, title or interest, including, without limitation, with respect to an account, and any agreement relating to the terms of payment or the terms of performance thereof;

(i)
“Copyrights” means (a) all copyrights of the United States or any other country, including, without limitation, any thereof referred tin Schedule 4 attached hereto and made a part hereof; (b) all copyright registrations filed in the United States or in any other country, including, without limitation, any thereof referred to in any schedule attached hereto; and (c) all proceeds thereof;

(j)	“Copyright License” means all agreements, whether written or oral, providing for the grant by the Debtor of any right to use any Copyright;
(k)	“Deposit Accounts” means all Deposit Accounts as that term is defined in Article 9 of he UCC;
(l)	“Documents” means all Documents as that term is defined in Article 9 of the UCC;
(m)	“Encumbrance(s)” means all Encumbrance(s) as that term is defined in Article 9 of the UCC;
(n)	“Equipment” means all Equipment as that term is defined in Article 9 of the UCC;
(o)
“Financing Agreement” means this Agreement, and any and all agreements, notes, guaranties, instruments, security agreements and documents evidencing, governing, securing or relating in any way to that certain promissory note (the “Note”) dated April      2005, in the original principal amount of $35,000.00 of Debtor in favor of Secured Party;

(p)	“Fixtures” means all Fixtures as that term is defined in Article 9 of the UCC;
(q)	“General Intangibles” means all General Intangibles as that term is defined in Article 9 of the UCC;
(r)	“Goods” means all Goods as that term is defined in Article 9 of the UCC;
(s)	“Health Care Insurance Receivables” means all Health Care Insurance Receivables as that term is defined in Article 9 of the UCC;
(t)	“Instruments” means all Instruments as that term is defined in Article 9 of the UCC;
(u)	“Inventory” means all Inventory as that term is defined in Article 9 of the UCC;

(v)	“Investment Property” means all Investment Property as that term is defined in Article 9 of the UCC;
(w)	“Letters of Credit” means all Letters of Credit as that term is defined in the UCC;
(x)	Letters of Credit Rights” means all Letter of Credit Rights as that term is defined in Article 9 of the UCC;
(y)
“Obligations” means any and all obligations, indebtedness, liabilities, guaranties, covenants and duties owing by Debtor to Secured Party, including without limitation, any obligations under any of the Financing Agreements assigned to Secured Party, whether due or to become due, absolute or contingent, now existing or hereafter incurred or arising, whether or not otherwise guaranteed or secured and whether evidenced by any note or draft or documented on the books and records of Secured Party or otherwise on open account, including without limitation, all costs, expenses, fees, charges and attorney’s and other professional fees incurred by Secured Party in connection with, involving or related to the administration, protection, modification, collection, enforcement, preservation or defense of any of the Secured Party’s rights with respect to any of the Obligations, the Collateral or any agreement, instrument or document evidencing, governing, securing or relating to any of the foregoing, including without limitation, all costs and expenses incurred inspecting or surveying mortgaged real estate, if any, or conducting environmental studies or tests, and in connection with any “workout” or default resolution negotiations involving legal counsel or other professionals and any renegotiation or restructuring  of any of the Obligations;

(z)
“Patents” means (a) all letters patent of the United States and all reissues and extensions thereof, (b) all applications for letters patent of the United States and all divisions, continuations and continuations-in-part thereof or any other country, including, without limitation, any thereof referred to in any scheulde attached hereto and (c) all proceeds thereof, including the goodwill of the business connected with the use of and symbolized by the Patents;

(aa)
“Patent License” means all agreements, whether written or oral, providing for the grant by the debtor of any right to manufacture, use or sell any invention covered by a Patent, including, without limitations, any thereof referred to in any schedule attached hereto;

(bb)	“Payment Intangibles” means all Payment Intangibles as that term is defined in Article 9 of the UCC;
(cc)	“Proceeds” means all proceeds as that term is defined in Article 9 of the UCC;
(dd)	“Promissory Note(s)” means all Promissory Note(s) as that term is defined in Article 9 of the UCC;
(ee)	“Software” means all Software as that term is defined in Article 9 of the UCC;

(ff)	“Supporting Obligations” means all Supporting Obligations as that term is defined in Article 9 of the UCC;
(gg)	“Tangible Chattel Paper” means all Tangible Chattel Paper as that term is defined in Article 9 of the UCC;
(hh)
“Trademarks” means (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and the goodwill associated therewith, now existing or hereafter adopted or acquitted, all registrations and recordings thereof, and all applications in connection therewith, whether registered in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof or otherwise, including, without limitation, any thereof referred to in any schedule attached hereto; (b) all renewals thereof; and (c) all proceeds thereof, including the goodwill of the business connected with the use of an symbolized by the Trademarks;

(ii)
“Trademark License” means any agreement, written or oral, providing for the grant by the Debtor of any right to use any Trademark, including, without limitation, any thereof referred to in any schedule attached hereto;

(jj)	“UCC” means the Uniform Commercial Code as in effect from time-to-time in the State of New York;
(kk)
“Vehicles” means all cars, trucks, trailers, construction and earth moving equipment and other vehicles owned by the Debtor and covered by a certificate of title law of any state and, in any event, shall include, without limitation, the vehicles listed in any schedule attached hereto and all tires and other appurtenances to any of the foregoing.

4.	Debtor’s Representations and Warranties. Debtor represents and warrants in Secured Party as follows:

(a)
Good Standing and Qualification/Legal Capacity.  The Debtor is a corporation duly organized, validity existing and in good standing under the laws of the State of Delaware  (“Debtor’s State”) and has all requisite corporate power and authority to own and operate its properties and to carry on its business as now being conducted.  Debtor is not organized under the laws of any jurisdiction other than the Debtor’s State.

(b)
Authority.  The Debtor has full power and authority to enter into and perform the obligations under this Agreement, to execute and deliver the Financing Agreements and to incur the obligations provided for herein and therein, all of which have been duly authorized by all necessary and proper corporate or partnership action, if and as the case may be.  No other consent or approval or the taking of any other action is required as a condition to the validity or enforceability of this Agreement or any of the other Financing Agreements.

(c)	Binding Agreement.
This Agreement and the other Financing Agreements constitute the valid and legally binding obligations of the Debtor, enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

(d)
Litigation. There are no actions, suits, proceedings or investigations pending or threatened against he Debtor before any court or administrative agency, which either in any case or in the aggregate, if adversely determined, would materially and adversely affect the financial condition, assets or operations of the Debtor, or which question the validity of this Agreement or any of the other Financing Agreements, or any action to be taken in connection with the transactions contemplated hereby or thereby.

(e)
No Conflicting Law of Agreements.  The execution, delivery and performance by the Debtor of this Agreement and the other Financing Agreements: (i) do not violate any provisions of the Certificate of Incorporation and By-Laws of the Debtor, (ii) do not, to the best of Debtor’s knowledge, violate any order, decree or judgment, or any provision of any statue, rule or regulation, (iii) do not, to the best of Debtor’s knowledge, violate or conflict with, result in a breach of or constitute (with notice or lapse of time, or both) a default under any share holder agreement, partnership agreement, stock preference agreement, mortgage, indenture, contract or other agreement to which the Debtor is a party, or by which any of Debtor’s properties are bound, or (iv) except for the liens and mortgages granted to the Secured Party hereunder, do not result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any property or assets of the Debtor.

(f)
Taxes.  With respect to all taxable periods of the Debtor, the Debtor has filed all tax returns which are required to be filed and all federal, state, municipal, franchise and other taxes shown on such filed returns have been paid as due or have been reserved against, if not yet due, as required by generally accepted accounting principles, consistently applied, and the Debtor knows of no unpaid assessments against Debtor.

(g)
Compliance.  The Debtor is not in default with respect to or in violation of any order, writ, injunction, or decree of any court or of any federal, state, municipal or other governmental department, commissions, board, bureau, agency, authority or official, or in violation of any law, statute, rule or regulation in which Debtor or Debtor’s properties is or are subject, where such default or violation would materially and adversely affect the financial condition of the Debtor.  The Debtor represents that Debtor has not received notice of any such de fault or violation from any party.  The Debtor is not in default in the payment or performance of any of Debtor’s obligations to an ythi4rd parties or in the performance of any mortgage, indenture, lease, contract or other agreement to which Debtor is a party or by which any of Debtor’s assets or properties are bound, where such default would materially and adversely affect the financial condition of the Debtor.

(h)
Office.  The chief executive office and principal place of business of the Debtor, and the office where Debtor’s books and records concerning Collateral are kept, is, and has been for at least six (6) months, as set forth in the first paragraph of this Agreement.

(i)
Places of Business.  Except as set forth in Schedule A hereto, the Debtor has no other places of business and locales no Collateral, specifically including books and records, at any location other than at Debtor’s place of business set forth in the first paragraph of this Agreement.

(j)
Contingent Liabilities.  The Debtor is not a party to any suretyship, guarantyship, or other similar type agreement; nor has Debtor offered its endorsement to any individual, concern, corporation or other entity or acted or failed to act in any manner which would in any way create a contingent liability (except for endorsement of negotiable instruments in the ordinary course of business).

(k)
Licenses.  The Debtor has, to the best of its knowledge, all licenses, permits and other permissions required by any government, agency or subdivision thereof, or from any licensing entity necessary for the conduct of Debtor’s business, all of which the Debtor represents to be in good standing and in full force and effect.

(l)
Collateral.  The Debtor is and shall continue to be the sole owner of the Collateral free and clear of all liens, encumbrances, security interests and claims except the liens granted to Secured Party hereunder, the Debtor is fully authorized to sell, transfer, pledge and/or grant a security interest in each and every item of the Collateral to Secured Party; all documents and agreements related to the Collateral shall be true and correct and in all respects what they purport to be, all signatures and endorsements that appear thereon shall be genuine and all signatories and endorses shall have full capacity to contract; to the best of Debtor’s knowledge none of the transactions underlying or giving rise to the Collateral shall violate any applicable state or federal laws or regulations; all documents relating to the Collateral shall be legally sufficient under such laws or regulations and shall be legally enforceable in accordance with their terms; and the Debtor agrees to defend the Collateral against the claims of all persons other than Secured Party.

(m)
Environmental, Health, Safety Laws.  Debtor has not received any notice, order, petition or similar document in connection with or arising out of any violation of any environmental, health or safety law, regulation, rule or order, and Debtor knows of no basis for any claim of such violation or of any threat thereof.

(n)
Accounts.  The amount represented by the Debtor to the Secured Party from time to time as owing by each account debtor or by all account debtors in respect of the Accounts will at such time, to the best of the Debtor’s knowledge, be the correct amount actually owing by such account debtor or debtors thereunder in all material respects.  No amount payable to the Debtor under or in connection with any Account is evidenced by any Instrument or Chattel Paper (other than customer contracts constituting Chattel Paper) which ahs not been delivered to the Secured Party.

(o)
Contracts.  No consent of any party (other than the Debtor) to any Contract is required, or purports to be required, in connection with the execution, delivery and performance of this Agreement.  Each Contract is in full force and effect and constitutes a valid and legally enforceable obligation of the parties therein, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor’s rights generally.  No consent or authorization of, filing, with or other act by or in respect of any governmental authority is required in connection with the execution, delivery, performance, validity or enforceablity of any of the Contracts by any party thereto other than those which have been duly obtained, made or performed, are in full force and effect and do not subject the scope of any such Contract to any material adverse limitation, either specific or general in nature.  Neither the Debtor nor (tot the best of the Debtor’s knowledge) any other party to any Contract is in default in a manner which could reasonably be expected to materially adversely affect the value of all such Contracts as Collateral or is reasonably likely to become in de fault in the performance or observance of any of the terms thereof in any material respect.  The Debtor has fully performed all its current obligations under each Contract.  The Debtor has fully performed all its current obligations under each Contract.  The right, title and interest of the Debtor in, to and under each Contract are not subject to any defense, offset, counterclaim or claim which n the aggregate could reasonably be expected to have a material adverse effect to the Collateral, the Debtor’s operations or the Debtor’s ability to satisfy its obligations hereunder.  No amount payable to the Debtor under or in connection with any Contract is evidenc/74441ed by any Instrument or Chattel Paper (other than customer contracts constituting chattel Paper) which has not been delivered to the Secured Party.

(p)
Copyrights, Patents and Trademarks.  All Copyrights, Copyrights Licenses, Patents and Patent Licenses owned by the Debtor in its own name as of the date hereof are listed on Schedule 4( ) attached hereto and made a part hereof, which listing includes all Trademarks and Trademark Licenses owned by the Debtor in its own name as of the ate hereof.  To the best of the Debtor’s knowledge, each Copyright, Patent and Trademark is valid, subsisting, unexpired, enforceable and has not been abandoned.  Except as set forth in Schedule 4 (  ), none of such Copyrights, Patents and Trademarks is the subject of any licensing or franchise agreement.  No holding, decision or judgment has been rendered by any governmental authority which would limit, cancel or question the validity of any Copyright, Patent or Trademark.  No action or proceeding is pending seeking to limit, cancel or question the validity of any Copyright, patent or Trademark.

(q)
Governmental Obligors.  None of the obligors on any Accounts, and none of the parties to any Contracts, is a governmental authority with respect to which the Federal Assignment of Claims Act is applicable.

5.	Affirmative Covenants of the Debtor. The Debtor covenanats and agrees that from the date hereof until full and final payment and performance of all Obligations, the Debtor shall:

(a)
Financial Information:  Deliver to Secured Party: promptly upon Secured party’s request, such documentation and information about the Debtor’s financial condition, business and/or operations as Secured Party may, at any time and from time to time, reasonably request, including without limitation, copies of federal and state income tax returns and all schedules thereto, a listing of Debtor’s accounts and accounts payable and a listing of Debtor’s Inventory and Equipment, all of which shall be in form, scope and content reasonably satisfactory to Secured Party, in its sole discretion.

(b)
Tax and Other Liens.  Comply with all statues and government regulations and pay all taxes (including withholdings), assessments, governmental charges or levies, or claims for labor, supplies, rent and other obligations made against it or its property which, if unpaid, might become a lien or charge against the Debtor or its properties, unless and to the extent being contested in good faith with the prior written consent of Secured party and against which, if  requested by Secured Party as a condition to its consent, the Debtor shall set up a cash reserve or post a surety bond in an amount equal to the total amount of the tax or lien being contested.

(c)	Place of Business. Maintain its place of business and chief executive offices at the address set forth in the first paragraph of this Agreement.

(d)
Litigation.  Promptly advise Secured Party of the commencement or threat of litigation, including arbitration proceedings and any proceedings before any governmental agency (collectively, “Litigation”), which is instituted against the Debtor and which, if adversely determined, would have a maximum adverse affect on Debtor or its assets.

(e)
Maintenance of Existence.  Maintain its corporate and comply with all valid and applicable statutes, rules and regulations, and maintain its properties in good repair, working order and operating condition.  The Debtor shall immediately notify Secured Party of any event causing material loss in the value of its assets.

(f)
Collateral Duties.  Do whatever Secured Party may request from time to time by way of obtaining, executing, delivering and filing financing statements, assignments, landlord’s or mortgagee’s waivers, and other notices and amendments and renewals thereof, and the Debtor will take any and all steps and observe such formalities as Secured party may request in order to create and maintain a valid and enforceable first lien upon, pledge of, and first priority security interest in, any and all of the Collateral.  Secured party is authorized to file financing statements on behalf of the Debtor as specified by the UCC to perfect or maintain Secured Party’s security interest in all of the Collateral.  All charges, expenses and fees Secured Party may incur in filing any of the foregoing, together with reasonable costs and expenses of any lien search required by Secured party, and any taxes relating thereto, shall be changed to the Debtor and added to the Obligations.

(g)
Notice of Default.  Provide to Secured Party, within one business day after becoming aware of the occurrence or existence of an Event of Default or a condition which would constitute an Event of de fault but for the giving of notice or passage of time or both, notice in writing of such Event of Default or condition.

6.
Negative Covenants of the Debtor.  The Debtor covenants and agrees that from the date hereof until full and final payment and performance of all Obligations, the Debtor shall not without the prior written consent of Secured Party:

(a)
Encumbrances.  Incur or permit to exist any lien, mortgage, charge or other encumbrance against any of the Collateral which is prior to that of Secured party, whether now owned or hereafter acquired, except: (1) liens required or expressly permitted by this Agreement; (ii) pledges or deposits in connection with or to se cure worker’s compensation, unemployment, or liability insurance; and (iii) tax liens which are being contested in good faith with the prior written consent of Secured party and against which, if requested by Secured party as a condition to its consent the Debtor shall set up a cash reserve or post a surety bond in an amount equal to the total amount of the lien being contested.

(b)	Sale, Lease and/or License of Assets. Sell, lease, license or otherwise dispose of any of its assets, except in the ordinary course of business.

(c)
Maintenance of Collateral.  Permit to incur or suffer any loss, theft, substantial damage or destruction of any of the Collateral which is not immediately replaced with collateral of equal or greater value, or which is not fully covered by insurance, the proceeds of which shall have been endorsed over to Secured Party in accordance with Section 5(b) hereof.

(d)	Maintenance of Existence. Fail to preserve and maintain its corporate existence in the jurisdiction of its incorporation, organization or formation.

(e)	UCC-3 Termination Statements. File any UCC-3 termination statement affecting any UCC-1 Financing Statement in favor of the Secured Party.

(f)	Chattel Paper. Create any Chattel Paper without placing a legend thereon acceptable to Secured Party indicating that Secured Party has a security interest therein.

7.
Rights of Secured Party.  Upon the occurrence of any Event of Default, Secured Party shall have the right to declare all of the Obligations to be immediately due and payable and shall then have the rights and remedies of a secured party under the UCC or under any other applicable law, including, without limitations, the right to take possession of the Collateral, and in addition thereto, the right to enter upon any premises on which the Collateral or any part thereof may be situated and remove the same therefrom and the right to occupy the Debtor’s premises for the purposes of liquidating Collateral, including without limitation, conducting an auction thereon, Secured Party may require the Debtor to take the Collateral (to the extent the same is moveable) available to Secured Party at a place to be designated  by Secured Party.  Secured Party may, at its option, sell the Collateral on credit, and furthermore may sell the Collateral without giving any warranties as to the Collateral and my specifically disclaim any warranties of title or the like, which shall not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. Unless the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Secured Party will give the Debtor at least ten (10) days prior written notice at the address of the Debtor set forth above (or at such other address or addresses as the Debtor shall specify in writing to Secured Party) of the time and place of any public sale thereof or of the time after which any private sale or any other intended disposition thereof is to be made.  Any such notice shall be deemed to meet any requirement hereunder or under any applicable law (including the UCC) that reasonable notification be given of the time and place of such sale or other disposition.  After deducting all costs and expenses of collection, storage, custody, sale or other disposition and delivery (including reasonable attorney’s fees) and all other reasonable charges against the Collateral, the residue of the Proceeds of any such sale or disposition shall be applied to the payment of the Obligations in such order of priority as Secured Party shall determine and any surplus shall be returned to the Debtor or to any person or party lawfully entitled thereto.  In the event the Proceeds of any such sale or disposition shall be applied to the payment of the Obligations in such order of priority as Secured Party shall determine and any surplus shall be returned to the Debtor or to any person or party lawfully entitled thereto. In the event the Proceeds of any sale, lease or other disposition of the Collateral hereunder, including without limitation, the Proceeds from the collection of Accounts, are insufficient to pay all of the Obligations in full, the Debtor will be liable for the deficiency, together with interest thereon, at the maximum rate allowable by law, and the costs and expenses of collection of such deficiency, including (to the extent permitted by law) without limitation, attorneys fees, expenses and disbursements.

8.
Rights of Secured Party to Use and Operate Collateral, Etc.  Upon the occurrence of any Event of Default, Secured Party shall have the right and power to take possession of all or any pat of the Collateral, and to exclude the Debtor and all persons claiming under the Debtor wholly or partly therefrom, and thereafter to hold, store, and/or use, operate, manage and control the same.  Upon any such taking of possession, Secured Party without obligation to do so, may, from time to time, at the expense of the Debtor, make all such repairs, replacements, alterations, additions and improvements to the Collateral as Secured Party may deem proper.  The Debtor hereby expressly waives any obligation of the Secured Party to process ad/or prepare any Collateral prior to any sale or other disposition thereof.  Upon any taking of possession of all or any part of the Collateral, Secured Party shall have the right to manage and control the Collateral and to carry on the business and to exercise all rights and powers of the Debtor in respect thereto as Secured Party shall reasonably deem best, including the right to enter into any and all such agreements with respect to the operation of the Collateral or any part thereof as Secured Party may see fit; and Secured party shall e entitled to collect and receive all issues, profits, fees, revenues and other income of the same and every part thereof.  Such issues, profits, fees, revenues, and other income shall be applied to pay the expenses of holding and operating the Collateral and of conducting the business thereof, and of all maintenance, repairs, replacements, alterations, additions and improvements, and to make all payments which Secured Party may be required or may elect to make, if any, for taxes, assessments, insurance and other charges upon the Collateral or any part thereof, and all other payments which Secured Party may be required or authorized to make under any provision of this Agreement (including legal costs and attorneys fees).  The remainder of such issues, profits, fees, revenues and other income shall be applied in the payment of the Obligations is such order of priority as Secured Party shall determine.  Without limiting the generality of the foregoing, Secured Party shall have the right to apply for and have a receiver appointed by a Court of competent jurisdiction in any action taken by Secured party to enforce its rights and remedies hereunder in order to manage, protect and preserve the Collateral and continue the operation of the business of the Debtor and to collect all revenues and profits thereof and apply the same to the payment of all expense and other charges of such receivership including the compensation of the receiver and to the payment of the Obligations as aforesaid until a sale or other disposition of such Collateral shall be finally made and consummated.

9.
Events of Default.  The Debtor shall be in default under this Agreement upon the happening of any of the following events or conditions (herein individually called an “Event of Default” and collectively called “Events of Default”):

(a)
Failure by Debtor to do anything required by the Note and other Financing Agreements and, if curable, Debtor’s failure to fully secure such failure within thirty (30) days of written notice thereof from Secured Party;

(b)
Failure by Debtor to preserve, or account to Secured Party’s reasonable satisfaction for, any of the Collateral or its proceeds and, if curable, Debtor’s not curing such failure within thirty (30) days of written notice thereof from Secured Party;

(c)	Default by Debtor on a major loan agreement with another creditor, if Secured Party reasonably believes the default may materially affect Debtor’s ability to pay the Note;

(d)
Other than as otherwise provided in this §9, breach of or failure in the due observance or performance of any covenants, condition or agreement on the part of Debtor to be observed or performed pursuant to this Agreement, and, if curable, the failure to cure any such reach or failure within thirty (30) days after written notice thereof from Secured Party to Debtor;

(e)	Debtor’s becoming the subject of a proceeding under any bankruptcy or insolvency law;

(f)	Debtor’s having a receiver or liquidator appointed for any part of its business or property;

(g)	Debtor’s making an assignment for the benefit of creditors;

(h)
The Secured party receiving at any time after the date hereof, a UCC lien search report indicating that the Secured Party’s security interest in the Collateral is not prior to all other security interests or other interests reflected in the report, and Debtor’s failure to have any such prior security or other interests fully released, terminated or subordinated within 45 days of written notice of such report from Secured Party to Debtor.

10.
Perfection by Filing.  The Secured Party may at any time and from time to time, at Debtor’s expense, file financing statements, continuation statements and amendments thereto that described the Collateral as all assets of the Debtor or words of similar effect and which contain any other information required by the UCC for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment, including whether the Debtor is an organization, the type of organization and any tax and/or organization identification number issued to the Debtor.  The Debtor agrees to furnish any such information to the Secured Party promptly upon request.  Any such financing statements, continuation statements or amendments may be signed, if so required, by the Secured Party on behalf of the Debtor, and may be filed at any time in any jurisdiction as necessary.  The Debtor hereby irrevocably appoints the Secured Party, through any of its chosen agents or designees, as Debtor’s Attorney in Fact, coupled with an interest, for the purposes hereof.

11.
Other Perfection, etc.  The Debtor shall at any time and from time to time, at Debtor’s expense, take such steps as the Secured Party may reasonably request for the Secured Party (a) to obtain an acknowledgement, in form and substance satisfactory to the Secured Party, of any bailee having possession of any of the Collateral that the bailee holds such Collateral for the Secured Party, (b) to obtain “control” of any Investment Property, Deposit Account, Letter Of Credit Rights or electronic Chattel paper (as such terms are defined in the UCC), with any agreements establishing control to be in form and substance satisfactory to the S e cured Party, (c) to obtain possession of all or any portion of the Collateral in order to perfect its security interest therein in addition to the filing of a financing statement, and (d) otherwise to insure the continued perfection and priority of the Secured Party’s security interest in any of the Collateral and of the preservation of its rights therein.

12.
Application of Payments.  To the extent that Debtor uses the proc3eeds of the loan secured hereby to purchase any Collateral, Debtor’s repayment shall be applied on a “first-in-first-out” basis so that the portion of said loan used to purchase a particular item of Collateral shall be paid in the chronological order Debtor purchased such Collateral.

13.
Termination; Assignment etc.  This Agreement and the security interest in the Collateral created hereby shall terminate when all of the Obligations have been fully and finally paid, performed and discharged, whereupon Secured Party will promptly provide Debtor with appropriate releases/terminations of the security interests granted hereby.  No waiver by Secured Party or by any other holder of the Obligations of any default shall be effective unless in writing signed by Secured Party or such other holder nor shall any waiver granted on any one occasion operate as a waiver of any other default or of the same default on a future occasion operate as a waiver of any other default or of the same de fault on a future occasion. In the event of a sale or assignment by Secured party of all or any of the Obligations held by Secured Party, Secured party may assign or transfer its respective rights and interests under this Agreement in whole or in part to the purchaser or purchasers of such Obligations, whereupon such purchaser or purchasers shall become vested with all of the powers and rights hereunder, and Secured Party shall thereafter be forever released and fully discharged from any liability or responsibility hereunder with respect to the rights and interests so assigned except that Secured Party shall be liable for damages suffered by the Debtor as a result of sanctions taken by Secured Party in bad faith or with willful misconduct.

14.
Notices.  Except as otherwise provided herein, notice to the Debtor or to Secured Party shall be deemed to have been sufficiently given or served for all purposes hereof if mailed by certified or registered mail, return receipt requested, as follows:

a)	if to Debtor:

b)	if to Secured Party:

15.
Miscellaneous.  This Agreement shall inure the benefit of and be binding upon Secured Party and the Debtor and their respective successors and assigns and all persons who become bound as a Debtor to this Agreement.  In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which shall be an original, but all of which together shall constitute one instrument.  The paragraph headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or to be taken into consideration in the interpretation hereof.  This Agreement may not be amended except in writing.

16.
Governing Law.  This Agreement shall be governed by the laws of the State of New York, conflicts of laws rules excepted, and not to the extent part 3 of the UCC requires the application of the laws of another jurisdiction with regard to the perfection and priority of security interests or agricultural liens.

.

IN WITNESS WHEREOF, the parties have executed this Agreement as a sealed instrument as of the date first above written.

SUNCOAST NUTRICEUTICALS, INC.

By: _________________________________